[Letterhead of Jones Vargas]

October 3, 2005

ACCO Brands Corporation	Exhibit 5.2
300 Tower Parkway
Lincolnshire, Illinois 60069

Re:	ACCO Brands Corporation — Registration Statement on Form S-4 in respect to a registered offer to exchange certain notes for publicly tradeable notes
     Ladies and Gentlemen:
     We have acted as special Nevada counsel to GBC International, Inc., a Nevada corporation (the “Nevada Guarantor”), a wholly-owned subsidiary of ACCO Brands Corporation, a Delaware corporation (the “Company”), in connection with the Supplemental Indenture, dated as of August 16, 2005 (the “Supplemental Indenture”), among ACCO Finance I, Inc., a Delaware corporation, various guarantors as set forth therein and Wachovia Bank, National Association, as trustee under the Indenture dated as of August 5, 2005 (the “Indenture”), between the Company and Wachovia, as trustee thereunder, relating to the 7 5/8% Senior Subordinated Notes due 2015 issued on August 5, 2005 (the “Notes”). This opinion is in connection with the public offer to exchange (the “Exchange Offer”) the $350,000,000 aggregate principal amount of the Company’s Notes with publicly tradeable notes (the “Exchange Notes”). The Exchange Offer is to be filed on a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In our capacity as such counsel, we are familiar with the proceedings taken by the Nevada Guarantor in connection with the legality of the guarantees provided by the Nevada Guarantor as detailed in the Indenture and the Supplemental Indenture (the “Nevada Guarantees”) and we have examined the following documents: the (i) the Company’s 144A offering memorandum concerning the Exchange Offer, (ii) the Registration Statement, (iii) executed version of the Registration Rights Agreement, dated August 5, 2005 (the “Registration Rights Agreement”), (iv) executed version of the Indenture, which contains forms of the Note and Exchange Note, (v) executed version of the Supplemental Indenture, and (vi) the Secretary’s Certificate of the Nevada Guarantor, dated August 17, 2005, containing its current charter, bylaws and resolutions authorizing the Exchange Offer (documents (i) through (vi) are collectively referred to as, the “Transaction Documents”). In addition, we have made such legal and factual examinations and inquiries, including an examination of originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of such documents, corporate records and other instruments, and have obtained such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion.

GBC International, Inc.
October 3, 2005

     In rendering the opinions contained herein, we have, with your consent, assumed without inquiry (a) the due authorization, execution and delivery of the Transaction Documents by all parties thereto, other than the Nevada Guarantor; (b) that the Transaction Documents constitute valid, legal, binding and enforceable obligations of all parties thereto, other than the Nevada Guarantor; (c) that each party to the Transaction Documents, other than the Nevada Guarantor, is duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation; (d) the power and authority, corporate or otherwise, of each party, other than the Nevada Guarantor, to execute, deliver and perform such instruments, documents and agreements to which such party is a signatory and that all necessary requisite action to authorize the execution of the Transaction Documents has been taken; (e) that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the Transaction Documents, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (f) that each natural person executing any of the Transaction Documents is legally competent to do so; (g) that the parties to the Transaction Documents acted in good faith and not with an intent to evade the law of the real situs of such agreements in agreeing to the choice of laws provisions in such agreements; and (h) that the Transaction Documents have been executed and delivered in the same form as submitted to us for our review.
     In addition, we note that the choice of law provisions in the Transaction Documents provide for the law of a state other than the State of Nevada to govern the rights and obligations of the parties thereto in certain respects. For purposes of the opinions expressed in this letter we have assumed, with your permission, that all provisions of the Transaction Documents are governed by the laws of the State of Nevada. Notwithstanding the express provisions of the Transaction Documents, we express no opinion as to which law will govern the Transaction Documents. The law covered by this opinion is limited to the law of the State of Nevada (except for securities or Blue Sky laws on which we express no opinion). We express no opinion with respect to the law of any other jurisdiction and no opinion with respect to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We have assumed that you have complied with all state and/or federal laws and regulations applicable to you arising out of the Exchange Offer and Transaction Documents.
     Opinions
     Subject to the foregoing assumptions and the limitations and qualifications hereinafter set forth, we are of the opinion that:
     1. The Nevada Guarantor is validly existing and, based solely on a Good Standing Certificate, is in good standing under the laws of the State.
     2. The Nevada Guarantor has the corporate power and authority to execute and deliver each of the Transaction Documents to which it is party and to consummate the transactions contemplated thereby.

GBC International, Inc.
October 3, 2005

     4. The Supplemental Indenture has been duly authorized and is a valid and binding agreement of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with its terms.
     5. When the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in exchange for the Notes in accordance with the terms of the Indenture (as supplemented by the Supplemental Indenture), the Registration Rights Agreement and the Registered Exchange Offer (as defined in Registration Rights Agreement), the guarantee of the Exchange Notes by the Nevada Guarantor will constitute valid and binding obligations of the Nevada Guarantor.
     6. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the Nevada Guarantor’s execution or delivery of each of the Transaction Documents to which it is party or the consummation by the Nevada Guarantor of the transactions contemplated thereby.
     7. The execution and delivery by the Nevada Guarantor of each of the Transaction Documents to which it is party, and the consummation by the Nevada Guarantor of the transactions contemplated thereby will not (i) conflict with the Articles of Incorporation or the Bylaws; or (ii) violate or conflict with, or result in any contravention of, any Applicable Law.
     Our opinions expressed herein are based solely upon our understanding of the plain language of the Transaction Documents and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.
     Whenever our opinions in this letter with respect to the existence or absence of facts is qualified by the phrase “to our actual knowledge,” or terms of similar import, it is intended to signify that during the course of our representation of the Nevada Guarantor, no information has come to the attention of lawyers currently members of or associated with this firm who have performed services on behalf of the Nevada Guarantor in connection with the Transaction Documents which would give us actual knowledge of any facts inconsistent with this opinion. We have not undertaken any independent investigation to determine the existence or absence of those facts, and no inference as to our knowledge of the existence or absence of those facts shall or may be drawn from our representation of the Nevada Guarantor. As to various questions of fact material to this opinion, we have, except where we have actual knowledge to the contrary, relied upon the truth and completeness of the representations and warranties made by all parties in the Transaction Documents.
     We express no opinion as to:
     1. Any document to which reference is made in any of the Transaction Documents other than the Transaction Documents themselves;
     2. The effect of compliance or non-compliance by the parties to the Transaction Documents and Exchange Offer with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents or the nature of its business.

GBC International, Inc.
October 3, 2005

     This letter is issued in the State of Nevada and by issuing this letter the law firm of Jones Vargas shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter to the Company the law firm of Jones Vargas does not consent to the jurisdiction of any state but the State of Nevada and any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Jones Vargas